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                                                                       EXHIBIT 5

                        [Balch & Bingham LLP Letterhead]


                                August 17, 2001



Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

          RE: Wolverine Tube, Inc. 1993 Equity Incentive Plan, as amended and restated.


Ladies and Gentlemen:

         We have acted as counsel to Wolverine Tube, Inc. (the "Corporation") in connection with the registration with the Securities and Exchange Commission on Form S-8 of an additional 1,525,000 shares of the Corporation's common stock, par value $0.01 (the "Common Stock"), which may be issued in connection with the Corporation's 1993 Equity Incentive Plan, as amended and restated. In connection with the registration, we have examined such corporate records, certificates, and other documents as we considered necessary or appropriate for the purposes of delivering this opinion.

         On the basis of the foregoing, we are of the opinion that the Common Stock offered pursuant to the aforementioned Registration Statement has been duly and validly authorized and is, or when issued in accordance with the respective governing documents will be, duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                               Yours very truly,

                                               /S/ BALCH & BINGHAM LLP

                                               Balch & Bingham LLP